June 25, 2008

PROGRESS UPDATE ON MADA DRILLING PROGRAM IN CAMEROON

Geovic Mining Corp. (“Geovic” or “The Company”, TSX:GMC), on behalf of its 60%-owned subsidiary Geovic Cameroon PLC (GeoCam), is pleased to announce the progress of its drilling program at the Mada cobalt-nickel-manganese property in Cameroon, Africa. Mada is a northern, adjoining extension of the Nkamouna deposit, with very similar geologic properties and mineral grades. The purpose of drilling out Mada is to determine if it contains additional high-grade reserves for utilization at the planned Nkamouna processing plant (to optimize cash flow in the early years of production), as well as provide additional reserves to significantly increase production if supported by market conditions.

In August 2006, Pincock, Allen & Holt conducted an NI 43-101 resource estimate of the Mada deposit, yielding inferred resources of 145 million tonnes grading 0.21 % cobalt, 0.48% nickel, and 1.15% manganese. This estimate was based only on hand dug pits since no drilling had been carried out in this area at the time. The pits, averaging 13 meters deep, did not penetrate the entire Mada mineral zone due to the high-perched water table.

Beginning in 2008, GeoCam started drilling to test the full extent of the Mada mineral zone. To date, this on-going program has completed in excess of 1,255 drill holes and pits within the 59-square kilometer Mada mineralized area. Through it, the Company aims to significantly expand Mada’s resource base, as well as convert some of the current resources to higher resource categories and/or proven/probable reserves.

Approximately 16% of the new Mada drill holes, encompassing more than 3,500 samples, are awaiting analysis at a commercial assay lab. Moreover, an additional 5,000 samples are being prepared for shipment from Cameroon. Upon receipt of these assay results in the coming months, the Company will highlight them in press releases and post them on Geovic’s web site at www.geovic.net. Additionally, a location map will be posted on the website showing the extent of the ongoing Mada drilling in relation to the 8-square kilometer Nkamouna deposit.

By year-end, the Company plans to use the expanded database as a basis for new NI 43-101 compliant ore reserve/resource statements for the Nkamouna and Mada properties. Additionally, the new data will be utilized to optimize the mine plan for the Nkamouna operation’s start up, currently anticipated in late 2010.

Geovic Background

Geovic is a US based corporation, whose principal asset is a significant cobalt-nickel-manganese deposit in the Republic of Cameroon, now under development, with initial production scheduled for late 2010. Geovic owns 60% of seven cobalt-nickel-manganese deposits located on a 1,250 square kilometer Mine Permit in Cameroon. The unique ore in the first deposit to be developed is concentrated and upgraded to approximately 0.7% cobalt, 1.0% nickel and 3.8% manganese by simple washing and sizing prior to processing, thereby substantially enhancing economic performance.

Additional Company and Project information may be found on the websites www.geovic.net, www.sedar.com and www.sec.gov.

For more information, please contact:

Andrew Hoffman VP, Investor Relations Geovic Mining Corp. (720) 350-4130 (888) 350-4130 ahoffman@geovic.net	or	Vanguard Shareholder Solutions 604-608-0824 866-801-0779 ir@vanguardsolutions.ca

On behalf of the Board
John E. Sherborne, CEO

The foregoing information may contain forward-looking statements relating to the future performance of Geovic Mining Corp. Forward-looking statements, specifically those concerning future performance, are subject to certain risks and uncertainties, and actual results may differ materially. These risks and uncertainties are detailed from time to time in Geovic’s filings with the Canadian securities regulatory authorities and the Securities and Exchange Commission.